NEWS RELEASE
                                  ------------
First Commercial Corporation
200 First Commercial Building
Little Rock, Arkansas 72203

                                         For additional information contact:
                                            Lynn Wright
                                            Chief Financial Officer
                                            (501)371-7142


NASDAQ Symbol "FCLR"
In Newspaper Stock Tables Generally "FTCmmcl" or "FstCommclCp"
Price as of May 26, 1995:   Bid $25 1/8   Ask $25 1/2



                             FOR IMMEDIATE RELEASE
                             ---------------------


           FIRST COMMERCIAL ANNOUNCES AFFILIATION WITH FDH BANCSHARES



    LITTLE ROCK, AR (May 30, 1995) - First Commercial Corporation (FCC), the

Arkansas-based bank holding company, announced today that it has executed a letter of intent to acquire FDH Bancshares, Inc. (FDH) and its wholly owned subsidiaries, including four banks in Arkansas and one in Louisiana.  Frank D.

Hickingbotham is the sole shareholder of FDH Bancshares, Inc.



    FDH Bancshares, Inc., headquartered in Little Rock, owns four Arkansas banks in Little Rock, El Dorado, Arkadelphia and Fordyce under the name

Citizens First Bank.  Springhill Bank and Trust in Springhill, Louisiana, is

FDH's only holding outside the state of Arkansas.  FDH has consolidated assets of $382 million, loans of $215 million and deposits of $334 million.



                                     (MORE)

FIRST COMMERCIAL CORPORATION
Page two of three



    "The affiliation with FDH Bancshares, Inc. and its five banks presents an excellent business and marketing opportunity for FCC," noted Barnett Grace,

chairman of the board and chief executive officer of First Commercial

Corporation.  "Each bank has a strong market opportunity due to its community involvement, reputation and competitive product offerings.



    "This affiliation provides an outstanding vehicle for FCC's entry into new geographic areas.  We are always pleased to enter strong economic markets through affiliations with established, respected and financially strong banks.

We believe that this partnership will benefit FDH, its customers and its communities, as well as FCC.  We are pleased to add the FDH bankers to our affiliate family."



    Grace noted that Frank D. Hickingbotham is a past member of FCC's Board of

Directors.  "When we review affiliation opportunities we are always interested in the strength of current ownership and management.  Under Mr.

Hickingbotham's guidance, FDH has become a financially sound and desirable organization. He contributed to FCC's success when he served on its Board, and we look forward to welcoming him back to the FCC family as a result of this affiliation."



                                    (MORE)

FIRST COMMERCIAL CORPORATION
Page three of three



    "First Commercial Corporation has an established track record of successful bank affiliations," stated Mr. Hickingbotham.  "In virtually every case, FCC ownership of a bank leads to expanded products and improved service to customers due to the size and strength of the organization.  The possibility of having FCC's strength behind the FDH banks is an exciting prospect for our customers and bankers.



    "FCC is known throughout the region as an organization committed to serving its customers and communities.  This focus will blend nicely with the

FDH philosophy of providing its customers with quality products and quality service by being an efficient, well-managed organization."



    First Commercial Corporation is a $4.3 billion bank holding company with twenty-one affiliate banks in Arkansas, Texas and Tennessee and a 50% interest in a twenty-second bank in Oklahoma.  FCC's non-bank subsidiaries include

First Commercial Mortgage Company, First Commercial Trust Company, N.A., First

Commercial Investments, Inc., First Commercial Capital Management and

Commercial Capital Funding, Inc.